Exhibit 11

Consent of Independent Registered Public Accounting Firm

We hereby consent to the inclusion of our report dated December 9, 2019, with respect to the consolidated balance sheets of T Stamp Inc. and Subsidiaries as of December 31, 2018 and 2017 and the related consolidated statements of operations, comprehensive loss, stockholders’ equity (deficit), and cash flows for the years then ended, which appears in the accompanying Form 1-A of T Stamp Inc. (D/B/A Trust Stamp). Our report contains an explanatory paragraph regarding the Company’s ability to continue as going concern.

/s/ Cherry Bekaert LLP

Atlanta, Georgia

December 23, 2019